CUSIP No.	512815-10-1	13G	Page	9	of	9	Pages
EXHIBIT 1
The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this Schedule 13G is filed on his or its behalf.
Dated: February 12, 2008.

The Reilly Family Limited Partnership
By:	/s/ Kevin P. Reilly, Jr.
	Name:	Kevin P. Reilly, Jr.
	Title:	Managing General Partner

/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.